Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484) 532-7783	Ph: (212) 415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Trust Closes RBS Citizens $115 Million Unsecured Revolving Credit Facility

New York, NY, August 17, 2011  - American Realty Capital Trust (the “Company” or “ARCT”) announced today that it has entered into an agreement with RBS Citizens Bank to establish an unsecured revolving credit facility in the amount of $115 million.  The credit facility may be increased to $250 million and has a term of 36 months.  RBS Citizens Bank has committed to hold $50 million of the $115 million credit facility on its balance sheet and has syndicated the remaining $65 million to Goldman Sachs & Co.

The credit facility will bear interest at a floating rate based on the Company’s corporate leverage ratio.  As the Company’s current corporate leverage ratio is below 40.0%, the credit facility will bear interest at approximately 2.25%.  The credit facility is interest only.

“We are extremely pleased to continue our relationship with RBS Citizens Bank, an existing lender, and expand our relationship with Goldman Sachs & Co., our financial advisor engaged this past spring to assist us in evaluating strategic alternatives, including the possible sale of all or a portion of the Company. We believe that the credit facility with RBS Citizens Bank will provide us greater flexibility in making acquisitions and decrease the interest rate and frictional costs associated with our existing credit facilities which we intend to terminate,” observed Nicholas S. Schorsch, CEO of the Company.  “Based on ARCT’s corporate leverage ratio, ARCT will reduce its interest rate by 1.20%, resulting in an annual interest cost savings of $720,000, assuming ARCT has $60 million outstanding. The frictional cost savings to ARCT will be approximately $15,000 per property or greater, since the lender is not recording mortgages or conducting property level due diligence.”

“This credit facility will allow ARCT to borrow up to $115 million cost effectively, on a medium-term basis through the credit facility’s maturity date,” explained Brian S. Block, Chief Financial Officer of the Company.  “It will be used primarily for property acquisitions.  Advances and repayments may be made at any time without incurring any additional costs at each advance.”

The terms of the credit facility also provide for a $15 million letter of credit sub-facility for ARCT to issue letters of credit, as needed. The credit facility will provide for a $15 million swing line sub-facility for same day borrowings on the same terms and conditions.

ARCT will be able to draw funds from the credit facility for property acquisitions above the equity raise, to provide working capital and for any other permitted legal purpose.

American Realty Capital Trust, Inc. is a public, non-traded, real estate investment trust with a core investment strategy to acquire, own and manage a portfolio of retail and commercial properties leased to a diversified group of credit worthy tenants.  ARCT was formed by Nicholas S. Schorsch and William M. Kahane, both of whom have extensive backgrounds in real estate with particular expertise in net leased properties, transaction structuring, capital markets and public listed and non-listed companies.  The Company seeks to acquire single-tenant, freestanding properties, net-leased on a long-term basis to investment-grade and other creditworthy tenants.  ARCT’s targeted properties enjoy a strong location on “Main Street, USA,” e.g., pharmacies, banks, restaurants, gas/convenience stores, or are situated along high traffic transit corridors at locations carefully selected by the corporate tenant to support operationally essential corporate distribution/warehouse and logistical facilities.

For more information, visit www.americanrealtycap.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

To arrange interviews with American Realty Capital executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.